Exhibit 16.1

March 10, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Ampco-Pittsburgh Corporation’s Form 8-K dated March 10, 2020, and have the following comments:

1.	We agree with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,
/s/ Deloitte & Touche LLP